Exhibit 99.1

Jewett-Cameron Changes NASDAQ Trading Symbol

NORTH PLAINS, Ore. / October 8, 2024 / Jewett-Cameron Trading Company Ltd. (“Jewett-Cameron”) (Nasdaq: JCTCF), a company committed to innovative products that enrich outdoor spaces, is changing its NASDAQ trading symbol for its common shares.

The trading symbol is changing from “JCTCF” to “JCTC”, effective October 9, 2024.

Since Jewett-Cameron completed its initial SEC registration and subsequent NASDAQ listing in 1996, the trading symbol has been JCTCF. The “F” as the fifth character denoting a foreign corporation was originally included because Jewett-Cameron is incorporated in British Columbia. This designation has led to confusion with some investors thinking the Company is located outside the USA, even though the Company’s operations and headquarters have always been, and continue to be, located in Oregon. By dropping the fifth character F from our trading symbol, we believe it will help investors to gain a better understanding of Jewett-Cameron as a US based company.

About Jewett-Cameron Trading Company Ltd. (JCTC)

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company's business consists of the manufacturing and distribution of patented and patent pending specialty metal and sustainable bag products, and wholesale distribution of wood products. The Company's brands include Lucky Dog®, for pet products; Jewett Cameron Fence for brands such as Adjust-A-Gate®, Fit-Right®, Perimeter Patrol®, Euro Fence, and Lifetime Steel Post® for gates and fencing; MyEcoWorld® for sustainable bag products; and Early Start, Spring Gardner, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found on the Company's website at www.jewettcameron.com.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company's new product introductions, the risks of increased competition and technological change in the Company's industry, customer concentration risk, supply chain delays, governmental and regulatory risks, and other factors described in greater detail in the Company's filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

Company Contact:

Chad Summers, Chief Executive Officer

Jewett-Cameron

Phone: (503) 647-0110

Investor Contact:

Robert Blum

Lytham Partners

Phone: (602) 889-9700

JCTC@lythampartners.com